As filed with the Securities and Exchange Commission on April 9, 2003

Registration No. 333-90688

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM SB-2 AMENDMENT #7

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______IBHAS TECHNOLOGIES INC.______
(Exact name of registrant as specified in its charter)

NEVADA	7380	98-0370398
(State of incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)
IBHAS TECHNOLOGIES INC. 1030 W. Georgia Street, Suite 1208 Vancouver, B.C., Canada V6E 2Y3 (604) 662-7900___________________ (Address, Zip Code and Telephone Number of Principal Executive Offices)	Garrett Sutton, Esq. Sutton Lawrence, LLP 4745 Caughlin Parkway, Ste. 200 Reno, Nevada 89509 (775) 824-0300____________________ (Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Securities To Be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Amount of Registration Fee [1]
Common Stock:	1,500,000	$0.20	$300,000	$100

[1] Estimated solely for purposes of calculation the registration fee pursuant to Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

 Prospectus

IBHAS TECHNOLOGIES INC.
SHARES OF COMMON STOCK
No Minimum - 1,500,000 Maximum

Prior to this offering, there has been no public market for the common stock.

We are offering up to a total of 1,500,000 shares of common stock. The offering price is $0.20 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of up to 90 days from the date of this prospectus and may be extended for an additional 90 days if we so choose to do so.

Mohanad Shurrab, one of our officers and directors, will be the only person offering or selling our shares.

Investing in our common stock involves certain risks. See "Risk Factors" starting at page 6.

	Price Per Share	Aggregate Offering Price	Maximum Net Proceeds to Us
Common Stock	$0.20	$300,000	$285,000

 There is no minimum number of shares that has to be sold in this offering. Because there is no minimum number of shares that has to be sold in this offering, there is no assurance that we will achieve the proceeds level described in the above table.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________, 2003.

TABLE OF CONTENTS

Page No.
SUMMARY OF PROSPECTUS	5
RISK FACTORS	7
RISKS ASSOCIATED WITH OUR COMPANY	7
RISKS ASSOCIATED WITH THIS OFFERING	10
USE OF PROCEEDS	11
DETERMINATION OF OFFERING PRICE	13
DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES	13
PLAN OF DISTRIBUTION; TERMS OF THE OFFERING	15
BUSINESS	17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	23
MANAGEMENT	28
EXECUTIVE COMPENSATION	30
PRINCIPAL STOCKHOLDERS	31
DESCRIPTION OF SECURITIES	32
CERTAIN TRANSACTIONS	33
LITIGATION	33
EXPERTS	33
LEGAL MATTERS	33
FINANCIAL STATEMENTS	F-1- F18

SUMMARY OF OUR OFFERING

This summary provides an overview of selected information contained in this prospectus. It does not contain all the information you should consider before making a decision to purchase the shares we are offering. You should very carefully and thoroughly read the more detailed information in this prospectus, and particularly the Risk Factors section, review our financial statements and review all other information that is incorporated by reference in this prospectus.

Summary Information

We were incorporated on March 20, 2002. Our administrative office is located at 1030 W. Georgia St., Suite 1208, Vancouver, British Columbia, Canada V6E 2Y3, telephone (604) 662-7900 and our registered statutory office is located at Suite 880 - 50 West Liberty Street, Reno, Nevada, 89501. Our fiscal year end is March 30.

Our business plan is to develop and market an Internet computer software program known as Ibhas through our www.ibhas.com Internet web site. The Ibhas computer software program will allow an owner whose website is in a language other than English (e.g. Arabic) to automatically submit its web page information to major Internet search engines. This will allow Internet users to enter in key terms (which are either English or non-English) into a search engine and locate the website. The software will initially support the Arabic language. Upon completion of the development process, we plan to market our Ibhas software to Internet web page owners and designers who are trying to maximize their visibility to Internet users on major Internet search engines. Our plan is to earn revenue from sales of Ibhas software licenses once development of this software is complete.

We have not yet commenced the development of the Ibhas software and we have yet to earn any revenues. The Ibhas software is still in the conceptual stage of development and is not ready for commercial use or sale. We have also not started operations of our web site. Accordingly, our business operations are in the start-up phase. We require proceeds from this offering before we can commence our operations. See the "Business" section for a more detailed description of our proposed plan of operations.

On March 29, 2002 we issued a total of 2,500,000 shares of common stock to Mohanad Shurrab and Abdellatif Anabtawi, our officers and directors, pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

The company does not consider itself a blank check company and has no intentions of entering into a business combination. Our officers, directors, promoters, their affiliates or associates have not had any contact or discussions with any representatives of the owners of any business or company regarding the possibility of a partnership, acquisition or merger. In addition, we do not have any present plans, proposals, arrangements or understandings with the owners of any business or company regarding the possibility of a partnership, acquisition or merger.

Our shares are not listed or quoted on any stock exchange or market facility.

The Offering

Following is a brief summary of this offering. Please see the "Plan of Distribution; Terms of the offering" in this prospectus for a more detailed description of the terms of the offering.

Securities being offered	Up to 1,500,000 shares of common stock, par value $0.001
Offering price per share	$0.20
Offering period	The shares are being offered for a period not to exceed 90 days, unless extended by our board of directors for an additional 90 days.
Maximum possible net proceeds to our company	Up to $285,000
Use of proceeds	We will use the proceeds to develop and market our Ibhas software. See "Use of Proceeds."
Number of shares outstanding Before the offering	2,500,000
Maximum possible number of shares outstanding After the offering	4,000,000

We will sell the shares in this offering through Mohanad Shurrab, one of our officers and directors. Mr. Shurrab intends to offer the shares through advertisements and investment meetings and to friends of our officers and directors.

There is no minimum number of shares that have to be sold in this offering and the shares will be sold on a best efforts basis only.

We are not listed for trading on any exchange or an automated quotation system. Because we are not listed for trading on any exchange or automated quotation system, you may not be able to resell your shares.

Summary Financial Information

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of December 31, 2002 (Unaudited)
Balance Sheet Total Assets Total Liabilities Stockholders Equity	$ 90 $ 1,767 $ 90
Income Statement Revenue Total Expenses Net Loss	$ 0 1,784 $ (1,784)

There are notes that are integral to the financial statements at the end of this prospectus.

Market Information.

There is currently no public trading market for our securities.

None of our securities are subject to outstanding options or warrants to purchase, or convertible into, common shares.

A total of 2,500,000 common shares was issued to our directors and officers on March 29, 2002 and can be sold pursuant to Rule 144 under the Securities Act, as described under the heading "Future Sales by Existing Stock Holders" at page 32. These shares are eligible for sale beginning March 29, 2003.

A total of 1,500,000 common shares are being offered pursuant to this prospectus.

Holders

There are currently two holders of our common shares, both of whom are our directors and officers.

Dividends

We have not declared any dividends to date.

There are no restrictions, other than our financial situation, that limit our ability to pay dividends on our common shares or that are likely to do so in the future.

RISK FACTORS

Please consider the following risk factors before deciding to invest in the common stock.

RISKS ASSOCIATED WITH OUR COMPANY:

1. Because we have yet to commence any business operations, we face a high risk of business failure and we expect to incur operating losses for the foreseeable future.

We were incorporated in March 2002. We have only just completed our business plan and are presently in the process of commencing development of our Ibhas software product. We have yet to commence our business operations.We have not yet earned any revenues. Accordingly, we have no operating history from which investors can evaluate our business. We have never been profitable or made any income whatsoever. As of March 30, 2002, we had losses of approximately $2,028. Prior to completion of our Ibhas software, we anticipate that we will incur increased operating expenses without realizing any revenues from sales. We therefore expect to incur significant losses into the foreseeable future and recognize that if we are unable to generate significant revenues from sales of licenses for our Ibhas software, we will not be able to achieve profitability or continue operations.

2. We have not yet commenced the development of the Ibhas software. We will not commence development of the Ibhas software until this offering is complete (i.e. until we close this offering, regardless of how much money we raise). If we are unable to complete the development of the Ibhas software and sell the Ibhas software if and when it is completed we will not be able to generate revenues and you will lose your investment. If we are unable to develop a marketable product then our business will fail.

We have not yet commenced the development of the Ibhas software. We will not commence the development of the Ibhas software until this offering is complete (i.e. until we close this offering, regardless of how much money we raise). The success of our proposed business will depend on its completion and the acceptance of the Ibhas software by the computer and technology industry. Achieving such acceptance will require significant marketing investment. The Ibhas software may not be accepted by the computer and technology industry at sufficient levels to support our operations and build our business. If the Ibhas software is not accepted by the computer technology industry our proposed business will fail. In order to develop the Ibhas software into a commercial product, we will have to complete programming of the computer code required for the Ibhas software. In addition, we will have to finish development of the Ibhas website which we will use for marketing and servicing the Ibhas software. Prior to commencing commercial sales, we will have to complete testing of both the Ibhas software and our website to ensure that the software and the website are functioning properly and are capable of being marketed to the public. If we are unable to develop a final software product that is capable of commercial sale and market acceptance, we will not be able to earn any revenues. Our failure to earn revenues will cause our business to fail.

3. If major search engines change their search format, then our Ibhas software may not be able operate properly and our business may fail.

Our business plan is based on our ability to develop a computer software program that is able to access major search engines and directly submit web pages. Search engine submission is the process of a web site getting listed with search engines. Another term for this is "search engine registration." In simplest terms, this involves providing the search engine with information about the web site so that the search engine knows the page exists and will locate the website if certain terms are input by the Internet user. However, if these major search engines restrict this access or change the manner in which they gather information on Internet web sites, then our Ibhas software product could be redundant or may not work properly, and we may not be able to produce a viable product. For example, search engines may in the future no longer allow web sites to freely submit their information thereby allowing the site to be located. Instead search engines may charge expensive fees (some already charge fees now) for submission and/or be selective in what web sites they will list.

4. We need financing from this offering to commence the development of the Ibhas software and to implement our proposed business plan. If we do not raise at least $165,000 we will not be able to develop our proposed software and we may cease operations. We may incur unexpected costs, delays or difficulties in developing our software which may result in us requiring more than a minimum or $165,000 and which may result in our failure to implement our proposed operations.

We need financing from this offering to commence the development of the Ibhas software and to implement our proposed business plan. If we are unable to raise at least $165,000 we will not be able to pay for our offering expenses and develop our proposed software.We may encounter unexpected costs, delays or difficulties in the development of the Ibhas software which may result in us requiring more than $165,000 and which may cause our business plan and proposed operations to fail. In particular, we may:

- incur unexpected costs in completing the development of the Ibhas software or encounter unexpected technical or other difficulties, which may result in us requiring more than a minimum of $200,000 and/or cause our proposed operations to fail;

- incur delays and additional expenses as a result of technology failure, which may result in us requiring more than a minimum of $165,000 and/or cause our business plan and proposed operations to fail;

- be unable to create a substantial market for our software products which may cause our proposed business plan and proposed operations to fail; or

- incur significant and unanticipated expenses, which may result in us requiring more than a minimum of $165,000 and/or cause our proposed business plan and operations to fail.

The occurrence of any of the aforementioned events could result in us requiring more than a minimum of $165,000 and/or adversely affect our ability to meet our business plans. We will depend exclusively on outside capital to pay for the development and marketing of the Ibhas software. Such outside capital may include borrowing. Capital may not be available to meet these continuing development costs or, if the capital is available, it may be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining loans, assuming those loans would be available, will increase our liabilities and future cash commitments. If we were unable to obtain financing in the amounts required our proposed business will fail and you will lose your entire investment.

5. Because our directors have foreign addresses this may create potential difficulties relating to service of process in the event that you wish to serve them with legal documents.

Neither of our current directors and officers have resident addresses in the United States. They are both resident in Canada. Because our officers and directors have foreign addresses this may create potential difficulties relating to the service of legal or other documents on any of them in the event that you wish to serve them with legal documents. This is because the laws related to service of process may differ between Canada and the US. Similar difficulties could not be encountered in serving the company, proper, since the company's registered address is located in the United States at 880 - 50 West Liberty Street, Reno, Nevada, 89501. In addition, the company's US counsel are located 4745 Caughlin Parkway, Ste. 200, Reno, Nevada 89509.

RISKS ASSOCIATED WITH THIS OFFERING:

6. There is no minimum number of shares that must be sold and we will not refund any funds to you. We need to raise at least $165,000 in this offering or we may not be able to complete the development and marketing of our software. The risk that you could lose your investment increases with any shortfall of the $300,000 maximum amount that we are trying to raise in this offering.

There is no minimum number of shares that must be sold in this offering, even if we raise a nominal amount of money. Any money we receive will be immediately appropriated by us. We may not raise enough money to complete the development and marketing of our first and only software algorithm, The Ibhas software. No money will be refunded to you under any circumstances. We need to raise at least $165,000 in this offering or we may not be able to complete the development and marketing of our software. Even if we raise the entire $300,000 maximum amount we are trying to raise in this offering you could lose all of your investment if we do not have enough money to implement our proposed operations. The risk that you could lose your investment increases with any shortfall of the $300,000 maximum amount that we are trying to raise in this offering. Your risk increases because if we raise less money it would be more likely that we will not have sufficient funds to implement or complete our proposed operations. We will close this offering within 90 days even if the amount we raise is only a nominal amount and we will not refund any money we raise. We need a minimum of $15,000 to cover our estimated offering expenses.

7. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty in reselling your shares and may cause the price of the shares to decline.

Our shares qualify as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale to you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

8. Because Messrs. Shurrab and Anabtawi will own more than 50% of the outstanding shares after this offering, they will be able to decide who will be the directors and you may not be able to elect any directors.

Even if we sell all 1,500,000 shares of common stock in this offering, Messrs. Shurrab and Anabtawi will still own 2,500,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Messrs. Shurrab and Anabtawi will be able to elect all of our directors and control our operations.

9. There is no public trading market for our common stock, so you may be unable to sell your shares.

There is currently no public trading market for our common stock. A market may never develop for our common stock. If a market does not develop, it will be very difficult, if not impossible for you to resell your shares.

10. Sales of common stock by our officers and directors will likely cause the market price for the common stock to drop.

A total of 2,500,000 shares of stock were issued to our two officers and directors. They paid an average price of $0.001 per share. Subject to the restrictions described under "Future Sales by Existing Stockholders" on page 32 of this prospectus, they are able to sell portions of their stock after the hold period expired on March 29, 2003. If they do sell there stock into the market, the sales may cause the market price of the stock to drop.

CAUTIONARY STATEMENT REGARDING FORWARDING-LOOKING STATEMENTS

Some discussions in this prospectus may contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this prospectus. Such factors include, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this prospectus. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events.

USE OF PROCEEDS

The net proceeds to us after deducting offering expenses of $15,000 will be $285,000 if all of the shares are sold. The first $15,000 raised will be used for offering expenses. We will use the net proceeds as follows:

Amount raised:	$50,000	$100,000	$150,000	$200,000	$250,000	$300,000

Allocation

Offering expenses	$15,000	$15,000	$15,000	$15,000	$15,000	$15,000
Software development	$35,000	$78,500	$128,500	$150,000	$150,000	$150,000
Website development	$0	$0	$0	$28,500	$43,500	$43,500
Marketing costs	$0	$0	$0	$0	$63,500	$100,000
Working capital	$0	$6,500	$6,500	$6,500	$6,500	$6,500

Software development and marketing costs are the expenditures we plan to make in connection with the development and marketing of the Ibhas software. These costs include the expenses for the following objectives, subject to our obtaining first completing this offering, for the development and marketing of our Ibhas software:

- Development of a functional and marketable piece of software

- Creation of a cost-effective and Internet-based marketing campaign

- Development of a website to market the software

We anticipate that the development of the Ibhas software cost approximately $150,000 and will consist primarily of payments to outside software consultants for programming and software development services. We anticipate that these costs will be lower than they would otherwise be because one of our officers and directors, Mohanad Shurrab, will oversee the development of the software. However the independent third party consultants will conduct the majority of all research and development.

We anticipate that the development expenses for this web site will be approximately $43,500.

We plan to undertake an advertising and marketing campaign once the development of our Ibhas software is complete. We anticipate that initial marketing expenses for the first year will be approximately $100,000. This campaign will be designed and the majority of the work will be completed by a third party marketing consulting firm. We anticipate that this will minimize start up expenses and optimize results in the ever-changing world of Internet marketing.

Working capital is the cost related to operating our office. We estimate that $6,500 of working capital will last our company one year. The amount includes sufficient funds for one year's worth of rent under our sublease agreement with Alpha Beta Developments Ltd. Our monthly rent is $500 and includes telephone and utilities, printing, faxing, high-speed Internet service and the shared use of secretarial services two days per week. We have allocated the remaining $500 of working capital for miscellaneous administrative expenses such as office supplies, postage and delivery charges that we may incur during the year.

We thus anticipate that we will be spending approximately $285,000 over twelve-month period commencing completion of this offering in pursuing this plan of operations. Our cash position as of March 30, 2002 was approximately $2,485. Accordingly, we require financing from this offering in order to pursue this business plan. In the event we are not successful in raising financing under this offering or we raise only nominal financing, we anticipate that we will have to raise additional funds or we will not be able to proceed with our business plan for the development and marketing of the Ibhas software and our business will likely fail. In such an event, our board of directors would most likely liquidate and dissolve the business, unless an alternative means of supporting our business plan efforts or another business opportunity presented itself. One alternative that may be considered by our board in such a circumstance would be a partnership with another more financially stable company interested in the Ibhas software.

We have allocated a wide range of money to pay costs of software development and marketing. That is because we do not know how much will ultimately be needed to fund these costs. If we successfully develop and market the Ibhas software then our development costs in respect of the Ibhas software will cease.

While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign such use if, in the judgment of our board of directors, such changes are necessary or advisable. At present, no material changes are contemplated. Should there be any material changes in the above projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the same.

DETERMINATION OF OFFERING PRICE

 The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $300,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

- our lack of operating history

- the proceeds to be raised by the offering

- the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders

- our relative cash requirements

- the price we believe a purchaser is willing to pay for our stock

See "Plan of Distribution; Terms of the Offering."

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

 "Dilution" represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. "Net tangible book value" is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares new investors purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of March 30, 2002, the net tangible book value of our shares of common stock was a deficit of ($2,028) or approximately NIL per share based upon 2,500,000 shares outstanding.

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 4,000,000 shares to be outstanding will be $297,972, or approximately $0.07 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.07 per share without any additional investment on their part. New investors will incur an immediate dilution from $0.20 per share to $0.07 per share.

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 3,625,000 shares to be outstanding will be $222,972, or approximately $0.06 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.06 per share without any additional investment on their part. New investors will incur an immediate dilution from $0.20 per share to $0.06 per share.

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 2,575,000 shares to be outstanding will be $147,972, or approximately $0.06 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.06 per share without any additional investment on their part. New investors will incur an immediate dilution from $0.20 per share to $0.06 per share.

Upon completion of this offering, in the event 25% of the shares are sold, the net tangible book value of the 2,875,000 shares to be outstanding will be $72,972, or approximately $0.03 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.03 per share without any additional investment on their part. New investors will incur an immediate dilution from $0.20 per share to $0.03 per share.

After completion of this offering, if 1,500,000 shares are sold, new investors will own approximately 38% of the total number of shares then outstanding for which new investors will have made a cash investment of $300,000, or $0.20 per share. Our existing stockholders will own approximately 62% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or assets, totaling $2,500, or approximately $0.001 per share.

After completion of this offering, if 1,125,000 shares are sold, new investors will own approximately 31% of the total number of shares then outstanding for which new investors will have made a cash investment of $225,000, or $0.20 per share. Our existing stockholders will own approximately 69% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or assets, totaling $2,500, or approximately $0.001 per share.

After completion of this offering, if 750,000 shares are sold, new investors will own approximately 23% of the total number of shares then outstanding for which new investors will have made a cash investment of $150,000, or $0.20 per share. Our existing stockholders will own approximately 77% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or assets, totaling $2,500, or approximately $0.001 per share.

After completion of this offering, if 375,000 shares are sold, new investors will own approximately 13% of the total number of shares then outstanding for which new investors will have made a cash investment of $75,000, or $0.20 per share. Our existing stockholders will own approximately 87% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or assets, totaling $2,500, or approximately $0.001 per share.

The following table compares the differences of new investors' investment in our shares with the investment of our existing stockholders.

EXISTING STOCKHOLDERS
Price per share	$0.001
Net tangible book value per share before offering	$NIL
Net tangible book value per share after offering	$0.07
Increase to present stockholders in net tangible book value per share after offering	$0.07
Capital contributions	$2,500
Number of shares outstanding before the offering	2,500,000
Number of shares after offering held by existing stockholders	2,500,000
Percentage of ownership after offering	62%

PURCHASERS OF SHARES IN THIS OFFERING IF ALL SHARES SOLD
Price per share	$0.20
Dilution per share	$0.13
Capital contributions	$300,000
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	38%

PURCHASERS OF SHARES IN THIS OFFERING IF 75% OF SHARES SOLD
Price per share	$0.20
Dilution per share	$0.14
Capital contributions	$225,000
Number of shares after offering held by public investors	1,125,000
Percentage of ownership after offering	31%

PURCHASERS OF SHARES IN THIS OFFERING IF 50% OF SHARES SOLD
Price per share	$0.20
Dilution per share	$0.14
Capital contributions	$150,000
Number of shares after offering held by public investors	750,000
Percentage of ownership after offering	23%

PURCHASERS OF SHARES IN THIS OFFERING IF 25% OF SHARES SOLD
Price per share	$0.20
Dilution per share	$0.17
Capital contributions	$75,000
Number of shares after offering held by public investors	375,000
Percentage of ownership after offering	13%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

The offering price is $0.20 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of up to 90 days from the effective date but may be extended for an additional 90 days if we choose to do so.

There is no minimum number of shares that must be sold in this offering. Any money we receive will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this prospectus. No funds will be placed in an escrow account during the offering period and no money will be returned once the subscription has been accepted by us.

We will sell the shares in this offering through Mohanad Shurrab, one of our officers and directors. Mr. Shurrab will contact individuals and corporations with whom he has an existing or past pre-existing business or personal relationship and will attempt to sell them our common stock. Mr. Shurrab will receive no commission from the sale of any shares. Mr. Shurrab will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1. The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Shurrab has not sold and will not sell our securities during the periods described, except pursuant to this offering. Mr. Shurrab is not subject to disqualification, is not being compensated, and is not associated with a broker-dealer. Mr. Shurrab is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. Mr. Shurrab has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation. Mr. Shurrab intends to contact persons with whom he had a past or has a current personal or business relationship and solicit them to invest in this offering.

Only after the SEC declares our registration statement effective, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and in a possible investment in the offering.

Offering Period and Expiration Date

This offering will commence on the date of this prospectus and continue for a period of 90 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must:

- execute and deliver a subscription agreement;

- deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "IBHAS TECHNOLOGIES INC."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Regulation M

Our officers and directors will not be purchasing any of the shares of common stock offered by us in this offering. We and our distribution participants will comply with the provisions of Regulation M. Other than the foregoing, no consideration has been given to the compliance of Regulation M of the Exchange Act. Regulation M is intended to preclude manipulative conduct by persons with an interest in the outcome of an offering, while easing regulatory burdens on offering participants.

BUSINESS

General

The company was incorporated in the State of Nevada on March 20, 2002 and has only just commenced operations. We maintain our statutory registered agent's office at 880 - 50 West Liberty Street, Reno, Nevada, 89501 and we rent office space located at #1208 - 1030 West Georgia Street, Vancouver, British Columbia, Canada V6E 4Y3. Our telephone number is (604) 662-7900. Our offices are leased from Alpha Beta Developments Inc. on a month-to-month basis and our monthly rental is $500.

Our Business and Business Strategy

Our business plan is to develop and market an Internet computer software program known as Ibhas through our www.ibhas.com Internet web site. The Ibhas computer software program will be designed to automate the process of submission of Internet web page information in multiple languages to major Internet search engines. In particular, the software will allow an owner whose website is in a language other than English (e.g. Arabic) to automatically submit its web page information to major Internet search engines. This will allow Internet users to enter in key terms (which are either in English or non-English) into a search engine and locate the website. The software will initially support the Arabic language. The process of submission is accomplished by the software automatically translating content on the non-English website and then submitting the translated content to the search engines, in the same manner as English content is currently submitted, so that the website can be located by Internet users. Upon completion of the development process, we plan to market our Ibhas software to Internet web page owners and designers who are trying to maximize their visibility to Internet users on major Internet search engines. Our plan is to earn revenue from sales of Ibhas software licenses once development of this software is complete.

Our software will translate a site, word by word, by comparing each word on the site to words listed in a database. When a word is matched the software will provide the translated word linked to it. The software will then automatically submit the translated words to the search engine. For example, an Arabic website owner who wants to use our proposed software would take the following steps. First, he would download our software onto his computer. Upon loading the software he would be prompted to provide the URL for his website. "URL" is an abbreviation for Uniform Resource Locator, which is the address of a website on the Internet. The software would then compare the words listed on the website to all of those words in the database of words. Each word would be matched so as to produce a word by word translation. These translated words are then automatically submitted (after being prompted to proceed as such) to a website, as is the normal case for submission of website information to a search engine. Our belief that we can develop our software to be capable of automatically submitting the URL to the search engine along with a translated list of content words is based on the knowledge and experience of our President, Mohanad Shurrab.

To date we have not yet commenced the development of the Ibhas software and we have yet to earn any revenues. The Ibhas software is still in the conceptual stage of development and is not ready for commercial use or sale. We have also not started operations of our web site. Accordingly, our business operations are in the start-up phase. We require proceeds from this offering before we can commence our operations.

We have not had any preliminary contact or discussions with or any present plans, proposals, arrangements or understanding with third parties to develop our software.

We have no patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts. We do not have any plans to obtain any patents or trademarks in the near future.

Industry background

1. Growth of the Internet and the World Wide Web

The Internet and the World Wide Web are experiencing dramatic growth in terms of the number of international users. Even greater has been the increase in the number of people who speak other languages than English who are using the Internet. The growth in the number of web users and the amount of time users spend on the web is being driven by the increasing importance of the Internet as a communications medium and an information resource and a sales and distribution channel. As Internet usage continues to grow, advertisers and electronic commerce marketers are increasingly using the web to locate customers, advertise and facilitate transactions. (References: IDG.net, "Web Should Prepare for Non-English Speakers, June 14, 2001; Computer Industry Almanac Inc., "Internet Users Will Top 1 Billion in 2005", March 21, 2002:, IDC, "Internet User Trends", July 2001, "Global IT Trends", April 2002. Please also see Broadband Wireless Exchange Magazine, Computer Economics Inc., CNET, Population Reference Bureau, Parks Associates).

2. Locating information on the Internet

The proliferation of content in English and other languages is making it increasingly difficult and time-consuming for users to navigate the Internet and to locate useful and relevant information. One of the principal methods of finding information on the Internet is through Internet search engines. Internet search engines capture, store and index web site information in order to retrieve web site listings in response to a user's query. These search engines have a limited ability to determine quality or relevance of the web site they retrieve. Further, as the nature of the available content has become more difficult to classify, many companies who offer search engines are being forced to employ significant editorial staff to ensure that responses to queries are satisfactory. Search engines based on natural language have the added difficulty of accurately determining sentence syntax and nuances. The involvement of other languages besides English further complicates this situation. (References: IDG.net, "Web Should Prepare for Non-English Speakers, June 14, 2001; Computer Industry Almanac Inc., "Internet Users Will Top 1 Billion in 2005", March 21, 2002:, IDC, "Internet User Trends", July 2001, "Global IT Trends", April 2002.).

3. Marketing web sites on the Internet

The explosive growth of Internet web pages and the reliance by Internet users on Internet search engines creates a marketing difficulty for businesses that are promoting their web sites on the Internet. A component of a successful marketing campaign of a web site is to design a web page such that major search engines recognize the web page when applicable key word searches are performed. The ability of a business to ensure that its web page appears on major search engines when appropriate keyword searches are performed can have a material impact on the visibility of the company's web site and the Internet traffic that the web site receives. Accordingly, there is a demand from Internet-based businesses to ensure that their web pages are appropriately positioned in the databases of major search engines such that the web pages are frequently cited when keyword searches are performed. (References: IDG.net, "Web Should Prepare for Non-English Speakers, June 14, 2001; Computer Industry Almanac Inc., "Internet Users Will Top 1 Billion in 2005", March 21, 2002:, IDC, "Internet User Trends", July 2001, "Global IT Trends", April 2002).

Development of the Ibhas software

Our business plan is to develop the Ibhas software as an Internet software program that will be designed to enable users to automatically submit web pages in languages other than English to major search engines. Our initial application will support the English and Arabic languages. The software will allow an owner whose website is in a language other than English (e.g. Arabic) to automatically submit its web page information content to major Internet search engines. This will allow Internet users to enter in key terms (which are either in English or non-English) into a search engine and locate the website. The process of submission is accomplished by the software automatically scanning and then translating all content on the non-English website and then submitting the translated and original content to the search engines, in the same manner as English content is currently submitted, so that the website can be located by Internet users. Major search engines compile and categorize databases of information which are transmitted and received from subscriber web pages. When an Internet user enters key terms found in the search engine database, the user is provided with a link to the web page from which the information derives. We are planning to design the Ibhas software to access links that are currently incorporated into major search engines. These access links enable users to submit web pages directly to the search engine, thereby allowing the content of the web page to become part of the search engine database. The Ibhas software will be designed with the objective of automating this submission process and maximizing the ability of the user to have their web page cited by major search engines when Internet users enter appropriate key words. Ibhas will be designed to handle multiple language protocols, beginning initially with the English and Arabic languages.

By submitting the content of a web page automatically and directly to a search engine we mean that the software automatically submits the websites URL (website address) to the search engine along with a list of translated content words selected by the website owner (or alternatively the entire website). The search engine will then use its own technology to search for those words (and others), when a user enters a search inquiry. Web pages are conventionally submitted to search engines by a user manually submitting his URL (website address) and key content words to the search engines (e.g. by completion of an online form). Our proposed software will differ from that currently available in that we are not aware of any software which automatically submits the URL (website address) to the search engine along with a translated list of content words.

We do not need permission or agreements with search engines for our software to work properly; however, web page owners who utilize our software will typically have to be a subscriber to a search engine. This is a required step from web page owners, even where our software is not utilized, if the webmaster wishes to have content from his website submitted to and listed in the database of the search engine.

We will initially be developing only one software program, which is the Ibhas software described in this offering.

Although we will build our software from the ground up our belief that we can successfully develop our software is based on the experience of our management in the field of software development. Please see the "Management" section on page 24.

Our plan is to design the Ibhas software with the following capabilities:

- the Ibhas software will operate on both Windows 95, Windows 98 and Windows XP operating systems.

- the Ibhas software will be designed to submit domain names directly to major search engines through a comprehensive submission program.

- the Ibhas software will be designed for the submission of initial web pages as well as the submission of web page updates.

- the Ibhas software will handle multiple languages, and initially Arabic

- the Ibhas software will be designed to configure submissions to major search engines in order to maximize exposure of customer's web sites on major search engines.

We also plan to develop our Ibhas web site at www.ibhas.com in order to market our Ibhas software. We will design our web site to provide our customers with useful tips and strategies for positioning their web sites for maximum recognition by major search engines.

We anticipate that upon development, we will have to continually upgrade and refine the Ibhas software in order that the software:

- remains compliant with any modifications to the web page submission requirements of major search engines;

- is able to operate on upgraded operating systems, such as Windows XP;

- is competitive with products introduced by competitors.

In particular, we intend that the development of the Ibhas software will commence upon completion of this offering (i.e. when this offering is closed, irrespective of how much money is raised). The following activities will occur to complete the process of software development:

  Locate and engage a software developer - our president, Mohanad Shurrab, is an experienced software developer who will oversee all aspects of the screening and hiring of a consultant software developer to develop the Ibhas software. We have not yet commenced our search for an appropriate software developer. We intend to locate and hire a software developer on completion of this offering. We estimate that this process will take one month.
  Software development - our president, Mohanad Shurrab, is an experienced software developer who will oversee all aspects of the development of the Ibhas software by a consultant software developer. We estimate that the development process will take approximately 3-6 months. Successful development of the software will be contingent upon the following factors:
    raising sufficient funds in this offering - we must raise at least $165,000 in this offering to commence and complete the development of the Ibhas software; and
    locating and engaging a software developer that is competent and experience with multiple language protocols.
  Marketing of software - upon completion of development of the Ibhas software, we will commence our marketing efforts in respect of it, as described below.

Market for the Ibhas software

Our objective is to earn revenues from sales of licenses for the use of the Ibhas software.

We believe that the customers for our software will consist of web page owners and web page developers who are trying to maximize the visibility of their web sites on major Internet search engines. We also believe that because our software will be compatible with multiple languages our customers will include web page owners and web page developers who have web sites in languages other than English. Visibility on major search engines is a principal component of the business plans of many companies who are trying to conduct electronic commerce or other business via the Internet. We anticipate that web page businesses and designers in the following areas may purchase our software:

- Internet marketing;

- electronic commerce; Generating web traffic;

- customer support services;

- special events;

- corporate web pages;

- personal web pages;

- utilizing languages other than English;

- online identity and development.

The geographic market for our software will initially be the United States, Canada, the Middle East and North Africa.

Marketing

Our objective will be to commence marketing of the Ibhas software upon completion of its development. Our marketing strategy is proposed to include the following elements:

  A banner-advertising program in which we would pay for advertising of the Ibhas software on Internet web sites where we feel exposure would help to increase sales of the Ibhas software.
  An e-mail program whereby advertisements for our Ibhas software would be delivered to potential customers, including Internet service providers, advertising companies, web site development firms and computer programmers.

We have not commenced any marketing efforts as of date. We intend to commence the construction of our website and our marketing efforts following the completion of the development of our software. We estimate that this will be approximately 6 months from completion of this offering. Our successfully marketing of the Ibhas software depends upon the following factors:

    successful completion of the development of the Ibhas software; and
    raising sufficient funds in this offering to pay for our website development and marketing efforts - if we do not raise at least $165,000 we will not be able to complete the development of our software or commence any marketing in respect of it - if this were to happen we would require additional funding or we would cease operations.

Operations

The development of our Ibhas software is currently in the conceptual stage of its development. We have not commenced operations or development in any form. We plan to commence development of the Ibhas software once financing is obtained. We have not commenced or completed the development of our www.Ibhas.com web site that will be used to market our Ibhas software. Our plan is to complete development of our web site once the development of the Ibhas software has been completed and we are ready to market the Ibhas software. We expect this to occur within 9 months following the completion of this offering.

We have secured our domain name www.ibhas.com.

Competition

We will compete with other software developed by competitors, which includes:

- a software product known as Submit-it marketed by Software Design;

- a software product known as Web Position Gold marketed by First Place Software;

- a software product known as Submission Wizard marketed by GRP Main Agencies.

We will compete with existing competitors both on the basis of price and brand recognition. Existing competitors who have already completed development of their software products may be able to market their competing products at lower prices than we are able to market the Ibhas software. In addition, existing competitors may have developed brand recognition with consumers, thereby making it more difficult for our product to gain consumer acceptance. The presence of these and other established competitors could adversely affect our ability to successfully implement our business plan and achieve sales of our software. If we are not successful in implementing our business plan, then our business will fail.

We have limited financial, marketing, technical and other resources that are necessary to implement our business plan. Many of our current and potential competitors have significantly greater financial, marketing, technical and other resources than we do. Our competitors may be able to devote greater resources to the development, promotion and sale of competing software and web sites. In addition, our competitors may be able to offer the software we are planning to develop at prices that are below the prices offered by us or which may even be free.

Government regulation

Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet generally, covering issues such as user privacy, pricing, and characteristics and quality of products and services. Similarly, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any such laws or regulations may decrease the growth of commerce over the Internet, increase our cost of doing business or otherwise have a harmful effect on our business.

To date, governmental regulations have not materially restricted the use or expansion of the Internet. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. New and existing laws may cover issues that include:

- sales and other taxes;

- user privacy; Pricing controls;

- characteristics and quality of products and services;

- consumer protection;

- cross-border commerce;

- libel and defamation;

- copyright, trademark and patent infringement; and

- other claims based on the nature and content of Internet materials.

These new laws may impact our ability to market and sell Ibhas software in accordance with our business plans.

We may have to qualify to do business in other jurisdictions. If we make sales of our Ibhas software, we anticipate that sales and our customers will be in multiple states and foreign countries. As our customers may be resident in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign company in each such state and foreign country. Failure to qualify as a foreign company in a jurisdiction where required to do so could subject us to taxes and penalties.

We are not aware of any environmental laws that will be applicable to the operation of our business.

Research and development expenditures

We have not expended any money on research and development. We have spent $100 on expenses associated with the acquisition of the www.ibhas.com web site address.

Employees and Employment Agreements

At present, we no employees, other than Messrs. Shurrab and Mr. Anabtawi, our officers and directors, who have received no compensation to date. Messrs. Anabtawi and Shurrab, do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

We are a start-up, software development company and have not yet generated or realized any revenues from our proposed business operations.

In order to meet our need for cash we are attempting to raise money from this offering. There is no assurance that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied first to our offering expenses and then to pay ongoing software development and marketing costs. If we do not raise all of the money we need from this offering, we will have to find alternative sources, such as a second public offering, a private placement of securities, or loans from our officers or others. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.

Limited Operating History; Need for Additional Capital

There is no historical financial information about our company upon which to base an evaluation of our performance. We are a start-up software development company and have not generated any revenues from our proposed operations so far. We may not be successful in our proposed business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration and/or development of our interests, and possible cost overruns due to price and cost increases in services.

We are seeking equity financing in this current offering in order to make capital expenditures (including software and website development, and marketing expenditures) and for working capital. We may need to obtain more financing in the future. We have no assurance that future financing will be available to us on acceptable terms. If such financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Plan of Operation

We have not commenced operations in respect of the development of our proposed software. We will not commence such operations until completion of this offering. Our future operations over the next twelve months depend upon the amount of funds we raise in this offering in the following scenarios:

    If we do not raise at least $165,000 in this offering we will not be able to complete the development and marketing of the Ibhas software. In such instance we would have to raise additional funding to complete the development and marketing or we would cease operations.
    If we raise only $165,000 we will probably require additional financing to complete the development of our website and to adequately market our software. We cannot guarantee that we will be able to raise such financing and in the event that we are unable to secure additional financing we may cease operations. We will spend all funds raised in the offering in the order set out in our "Use of Proceeds" section. In the event that we do not raise enough money to complete our proposed plan, we will have to obtain additional financing or we will go out of business. We may be able to arrange loans for small amounts from our directors and officers to cover administrative expenses. We have not made any arrangements with our directors and officers for such loans, Further we do not have any plans or arrangements to obtain any additional funding. If we do not raise enough money to pay our offering expenses, we will try to obtain additional financing. If we are unsuccessful we may go out of business.The following are our anticipated activities in the event that we raise only $165,000:
      Locate and engage software developers - we estimate that it will take us one month of screening prospective consultants to locate and engage a competent software developer;
      Development of the Ibhas software - we estimate that this will take approximately 3 to 6 months and cost us $150,000 in salaries paid to the consultant developers - Please see "Use of Proceeds" section;
      Website development and marketing - we will have insufficient funds for this activity and, as such, we will be required to obtain additional funding or cease operations - we currently have not arrangements in place to obtain such additional financing.
    In the event that we are able to raise $200,000 in this offering, we expect that will be able to complete the development of the Ibhas software and provide a limited marketing effort for our software. By this we mean that we will have less money to spend on the development of our website and for advertising and marketing online. If we do not have sufficient funds to successfully market the software we will have to raise additional financing or we will cease operations. The following are our anticipated activities in the event that we raise $200,000:
      Locate and engage software developers - we estimate that it will take us one month of screening prospective consultants to locate and engage a competent software developer;
      Development of the Ibhas software - we estimate that this will take approximately 3 to 6 months and cost $150,000 in salaries to the consultant developers;
      Website development and marketing - we estimate that over a 3 to 6 month period we will spend $35,000 on the development of our website and marketing our software - this amount will allow us to develop a basic web presence and commence a very limited online marketing effort - in order to undertake a more extensive marketing effort and develop a more sophisticated website we will need to raise additional funding;
    In the event that we are able to raise approximately $250,000 we expect that we will be able to develop the Ibhas software and more adequately market it online. However, we may still lack sufficient capital to successfully market the software to the degree that we want to. The following are our anticipated activities in the event that we raise only $250,000:
      Locate and engage software developers - we estimate that it will take us one month of screening prospective consultants to locate and engage a competent software developer;
      Development of the Ibhas software - we estimate that this will take approximately 3 to 6 months and cost $150,000 in salaries to the consultant developers;
      Website development and marketing - we estimate that over a 3 to 6 month period we will spend $85,000 on the development of our website and marketing our software - this amount will allow us to develop an above average web presence and commence a more extensive online marketing effort - in order to undertake an even more extensive marketing effort and develop a more sophisticated website we will need to raise additional funding;
    If we raise the $300,000 maximum in this offering we expect that we will be able to successfully develop and market the Ibhas software online over the course of the next 12 months. The following are our anticipated activities in the event that we raise $300,000:
      Locate and engage software developers - we estimate that it will take us one month of screening prospective consultants to locate and engage a competent software developer;
      Development of the Ibhas software - we estimate that this will take approximately 3 to 6 months and cost $150,000 in salaries to the consultant developers; and
      Website development and marketing - we estimate that over a 3 to 6 month period we will spend $143,500 on the development of our website and marketing our software - this amount will allow us to develop an above average web presence and commence a fairly extensive online marketing effort - in order to undertake an even more extensive marketing effort and develop a more sophisticated website we will need to raise additional funding.

Specifically, our plan of operations for the twelve months following the date of this registration statement is to complete the following objectives within the time period specified, subject to our obtaining first completing this offering, for the development and marketing of our Ibhas software:

- develop a functional and marketable piece of software

- create a cost-effective and Internet-based marketing campaign

- develop a website to market the software

The most important and difficult goal is to complete the development of the Ibhas software. Upon completion of this offering, we plan to hire an external software development firm to build the software rather than handle this process ourselves. We anticipate that the development of the Ibhas software will begin immediately following completion of this offering and be completed within 3-6 months. We anticipate that the development costs will be approximately $150,000 and will consist primarily of payments to consultants for programming and software development services. We anticipate that these costs will be lower than they would otherwise be, because one of our officers and directors, Mohanad Shurrab, will oversee the development of the software. However the independent third party consultants will conduct all research and development.

The development of our Ibhas software will commence once financing is obtained.

We plan to commence development of our web site slightly before completion of the Ibhas software. We anticipate that our web site will be fully operational within 3 - 6 months of commencement. We anticipate that the development expenses for this web site will be approximately $43,500.

We plan to undertake an advertising and marketing campaign once the development of our Ibhas software is complete. We anticipate that initial marketing expenses for the first year will be approximately $100,000. This campaign will be designed and the majority of the work will be completed by a third party marketing consulting firm. We anticipate that this will minimize start up expenses and optimize results in the ever-changing world of Internet marketing.

We anticipate spending $6,500 on working capital, which are the costs related to running our office. We are already incurring these expenses, which are currently being paid by one of our officers and directors.

We cannot satisfy our cash needs on an ongoing basis and at all if we do not receive any proceeds from this offering

In summary, we anticipate the following steps will be necessary to make us operational:

1. Create the Ibhas software. This is expected to occur immediately following our hiring of support staff in the first quarter after completion of this offering and cost approximately $150,000.

2. Create the Website. This is expected to commence during the final development stages of the Ibhas software in the third quarter following completion of this offering and cost approximately $43,500.

3. Launch our advertising and marketing campaign. This is expected to in the fourth quarter following the completion of this offering and cost approximately $100,000 initially.

We thus anticipate that we will be spending approximately $285,000 over twelve-month period commencing completion of this offering in pursuing this plan of operations. Our cash position as of April 9, 2003 was approximately $60. Accordingly, we require financing from this offering in order to pursue this business plan.

In the event we are not successful in raising financing under this offering or we raise only nominal financing, we anticipate that we will not be able to proceed with our business plan for the development and marketing of the Ibhas software and our business will likely fail. In such an event, our board of directors would most likely liquidate and dissolve the business, unless an alternative means of supporting our business plan efforts or another business opportunity presented itself. One alternative that may be considered by our board in such a circumstance would be a partnership with another more financially stable company interested in the Ibhas software.

Due to our lack of operating history and present inability to generate revenues, there currently exists substantial doubt about our ability to continue as a going concern.

We anticipate incurring continuing operating losses for the foreseeable future. We base this expectation, in part, on the fact that we will operating expenses in completing the development of our software and website following completion of this offering and do not anticipate earning any revenues until sometime in the year following. Our future financial results are also uncertain due to a number of factors, some of which are outside our control. These factors include, but are not limited to:

- our ability to develop a commercially marketable computer software program with the features and functionality sought by potential customers;

- our ability to successfully market our Ibhas computer software to potential customers;

- our ability to charge customers a license fee that will enable us to generate revenues exceeding operating costs;

- the introduction and availability of competing products by competitors.

We do not expect to purchase or sell any plant or significant equipment within the next 12 months. We will lease server space needed for hosting our proposed website.

We do not expect that we will increase our number of full time employees by more than one or two during the next twelve months because we intend to primarily utilize the services of third party consultants for the development of the Ibhas Software.

We believe the above discussion contains a number of forward-looking statements. Our actual results and our actual plan of operations may differ materially from what is stated above. Factors which may cause our actual results or our actual plan of operations to vary include, among other things, decisions of our board of directors not to pursue a specific course of action based on its re-assessment of the facts or new facts, changes in the Internet business or general economic conditions and those other factors identified in this prospectus.

The above estimates are based on the past experience and judgment of management.

Liquidity and Capital Resources

As of date, we have yet to generate any revenues from our business operations.

We issued 2,500,000 shares of common stock through a Section 4(2) offering on March 18, 2002. This was accounted for by payment of cash of $2,500.

Our material commitments for capital expenditures include offering expenses in the estimated amount of $15,000. We require funds from this offering to pay all of these costs. However, we anticipate that any administrative or other costs such as legal and accounting fees, rent, printing, phone services and so forth which must be paid prior to completion of this offering will be paid by the directors in the form of short-term advances on behalf of the company. We will not commence the proposed development of the Ibhas software until completion of this offering.

As of April 9, 2003, our total assets were $60 and our total liabilities were $1,767.

MANAGEMENT

Officers and Directors

Each of our directors is elected by the Stockholders to a term of one (1) year and serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of our present officers and directors are set forth below:

Name and Address:	Age:	Position(s):
Mohanad Shurrab 2195 Chairlift Road West Vancouver, BC, Canada V7S 2T4	28	President, Treasurer and member of the Board of Directors
Abdellatif Anabtawi 8 - 47 Tisbury Road, Hove, United Kingdom BN3 3BL	28	Secretary and member of the Board of Directors

The persons named above have held their offices/positions and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Mohanad Shurrab has been our President, Treasurer and a member of our board of directors since inception. Mr. Shurrab has devoted approximately 5% of his professional time to our business and intends to continue to devote this amount of time in the future.

Since February 2001 to present Mr. Shurrab has been a software engineer for Xwave, a private company developing Aircraft Tactical Mission Trainer Simulator, ground based and airborne stations.

From February 2000 to February 2001 Mr. Shurrab was a software engineer for Infotouch Technologies Corporation, a public company on the Canadian Venture Exchange that develops and manufactures Internet kiosk networks software with automated maintenance systems.

From September 1999 to February 2000 Mr. Shurrab was an embedded software engineer for Nortel Networks where he participated in the development and upgrading of the back-plane system for a High-speed telecommunication switch with IBM fabric technologies and multiple protocol support including (ATM) OC48 and IP.

From September 1998 to July 1999 Mr. Shurrab was a software consultant for Human Resources, Canada, where he was involved with the development of a Client/Server Database design, using MS-Access & VBA, and Year 2000 testing of software products.

From June 1997 to June 1998 Mr. Shurrab was a director and software architect for ESAD Ltd. a European software development company.

From May 1997 to Dec 1997 Mr. Shurrab worked for Sussex University designing of experimental communication link between PCs. The link involved hardware design of ISA BUS cards (Network Cards) and communication software to implement various protocols. The project was a success and the system has been implemented over 15 workstations.

From June 1995 to 1997 Mr. Shurrab was a programmer for Computer Experts Ltd., a UK software development company.

Mr. Shurrab obtained his Bachelor of Engineering Degree and a Master of Engineering Degree in Electronics & Computer Science from Sussex University in the United Kingdom.

Abdellatif Anabtawi has been our Secretary and a member of our board of directors since inception. Mr. Anabtawi has devoted approximately 5% of his professional time to our business and intends to continue to devote this amount of time in the future.

From November 2000 to Present Mr. Anabtawi was a technical senior consultant and business development for PSD Group Plc.

From April 2000 to December 2001 Mr. Anabtawi was a founder and director of Excellon Software Ltd., a private software consulting company.

From March 98 to March 2000 Mr. Anabtawi was a founder of ESAD Ltd. which provided a software solution to the Millennium Bug, called PCTEST2000, as well custom design software and consultation.

From September 98 to January 99 Mr. Anabtawi was employed by Connect Ltd. s a network and Internet "Web-sites" design consultant.

From January 97 to August 97 Mr. Anabtawi was employed by M.E.L.T.2000. where he was involved with WindowsNT 4.0, setting up Client/server network and software applications

From July 96 to December 96 Mr. Anabtawi worked for Computer experts UK in a programming function for their Millennium Bug solution.

From July 93 to August 93 Mr. Anabtawi worked for Samko Communication Ltd. a computer hardware assembly, and programming company.

In 1997 Mr. Anabtawi obtained a Master of Science in Digital Electronics and Parallel Processing Systems from the University of Sussex, located in the United Kingdom.

In 1996 Mr. Anabtawi obtained a Bachelor of Engineering (Hons) from University of Brighton, located in the United Kingdom.

Mr. Anabtawi has published the following articles:

A. L. Anabtawi, R. J. Howlett: Neural Networks Condition Monitoring of Turbine Flowmeter. Engineering of Intelligent Systems (EIS2000), June 2000, pp.85-89.

A. L. Anabtawi, R. J. Howlett: Detection of blade contamination in turbine flowmeters using neural networks. Knowledge-Based Intelligent Engineering Systems & Allied Technologies (KES2000), August - September 2000, Volume 2, pp.635-640.

There is no familial relationship among the two members of our management.

Conflicts of Interest

We believe that the only conflicts of interest of our directors and officers will be their devotion of time to projects that do not involve us. Our directors and officers are not principals in or employed by any companies which compete with us. However, they are involved with other projects and companies, as described above. Accordingly, their only conflict will be the amount of time they devote to other projects that do not involve us. As disclosed above, they will be spending only about 5% of their professional time to our business.

EXECUTIVE COMPENSATION

Summary Compensation

Our officers and directors have received no compensation to date and there are no plans to compensate them in the near future, unless and until we begin to realize revenues and become profitable in our business operations.

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Option/SAR Grants

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs and freestanding SARs have been made to any executive officer or any director since our inception, accordingly, no stock options have been exercised by any of the officers or directors since we were founded.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

Compensation of Directors

We do not have any plans to pay our directors any money. The Board has not implemented a plan to award options. There are no contractual arrangements with any member of the board of directors.

We do not expect to pay any cash salaries to our officers until such time as we generate sufficient revenues to do so.

Indemnification

Pursuant to our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, as amended, which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what such ownership will be, assuming completion of the sale of all shares in this offering. Shares will be sold on a best efforts basis only and it may be the case that less than all or even no shares will be sold in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner [1]	Number of Shares Before Offering	Number of Shares After Offering	Percentage of Ownership After Offering	Percentage of Ownership If No Shares Sold in the Offering
Mohanad Shurrab 2195 Chairlift Road West Vancouver, BC, Canada V7S 2T4	1,250,000	1,250,000	27%	50%
Abdellatif Anabtawi 8-47 Tisbury Road Hove United Kingdom BN3 3BL	1,250,0000	1,250,000	27%	50%
All Officers and Directors as a Group	2,500,000	2,500,000	54%	100%

[1] The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings. Messrs. Shurrab and Anabtawi are the only "promoters" of our company.

Future Sales by Existing Stockholders

A total of 2,500,000 shares of common stock were issued to the existing stockholders, all of which are "restricted securities," as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one (1) year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

- have equal rateable rights to dividends from funds legally available if and when as and if declared by our board of directors;

- are entitled to share rateably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

- do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

- are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the maximum number of shares are sold, the present stockholders will own approximately 54% of our outstanding shares. If no shares are sold under the offering, the present stockholders will own 100% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Our common stock is defined as a "penny stock" under the Securities and Exchange Act of 1934, and its rules. Because we are a penny stock, you may be unable to resell our shares. Also, the Exchange Act and the penny stock rules impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors. As a result, fewer broker-dealers are willing to make a market in our stock and it may effect the level of news coverage you receive.

Stock Transfer Agent

We have not yet appointed a stock transfer agent for our securities. We intend to appoint a stock transfer agent for our securities immediately prior to the date this prospectus is declared effective.

CERTAIN TRANSACTIONS

The company was incorporated in the State of Nevada on March 20, 2002.

On March 29, 2002 we issued a total of 2,500,000 shares of restricted common stock to Mohanad Shurrab, and Abdellatif Anabtawi, officers and directors of our company. This was accounted for by payment of cash of $2,500.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to March 30, 2002, included in this prospectus have been audited by Malone & Bailey, PLLC, as set forth in their report included in this prospectus.

LEGAL MATTERS

The validity of the common stock offered hereby and certain legal matters have been passed on by Sutton Lawrence LLP, Reno, Nevada.

FINANCIAL STATEMENTS

Our fiscal year end is March 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by an Independent Auditor.

Our audited financial statement from inception to March 30, 2002, quarterly financial statements to June 30, 2002 and quarterly financial statements for September 30, 2002 and quarterly financial statements for December 31, 2002 immediately follow:

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Ibhas Technologies, Inc. (A Development Stage Company)
Vancouver BC, Canada

We have audited the accompanying balance sheet of Ibhas Technologies, Inc. (a development stage company) as of March 31, 2002, and the related statements of operations, stockholders' equity, and cash flows for the period from March 20, 2002 (Inception) through March 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ibhas Technologies, Inc. (a development stage company) as of March 31, 2002, and the results of its operations and its cash flows for the period from March 20, 2002 (Inception) through March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

Malone & Bailey, PLLC
Houston, Texas
www.malone-bailey.com

May 28, 2002

IBHAS TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
March 31, 2002

ASSETS

Current assets
Cash	$ 2,493

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accrued expenses	$ 2,000

STOCKHOLDERS' EQUITY:
Common stock, $.001 par value, 25,000,000 shares Authorized, 2,500,000 shares issued and outstanding	2,500
Deficit accumulated during the development stage	(2,007)
Total Stockholders' Equity	493

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,493

See accompanying summary of accounting policies
and notes to financial statements.

IBHAS TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

Inception through March 31, 2002

General and administrative	$ 2,007

Net loss	$ 2,007

Net loss per share:
Basic and diluted	$ 0.00

Weighted average shares outstanding:
Basic and diluted	2,500,000

See accompanying summary of accounting policies
and notes to financial statements.

IBHAS TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
For the Period from March 20, 2002 (Inception) through March 31, 2002

	Common stock		Deficit accumulated during the development stage	Total
	Shares	Amount
Issuance of common stock for cash	2,500,000	$ 2,500	$ -	$ 2,500
Net loss	-	-	(2,007)	(2,007)
Balance, March 31, 2002	2,500,000	$ 2,500	$ (2,007)	$ 493

See accompanying summary of accounting policies
and notes to financial statements.

IBHAS TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

Inception through March 31, 2001

CASH FLOWS FROM OPERATING ACTIVITES:
Net loss	$ (2,007)
Adjustments to reconcile net loss to cash used in operating activities:
Changes in current assets and liabilities:
Accrued expenses	2,000
NET CASH USED IN OPERATING ACTIVITIES	(7)
CASH FLOWS FROM FINANCING ACTIVITES:
Issuance of common stock	2,500
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,500
NET INCREASE IN CASH	2,493
Cash, beginning of period	-
Cash, end of period	$ 2,493

See accompanying summary of accounting policies
and notes to financial statements.

IBHAS TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Nature of business. Ibhas Technologies, Inc. ("Ibhas") was incorporated in Nevada on March 20, 2002, to develop and market an Internet computer software program known as Ibhas through its web site www.ibhas.com. The computer software will be designed to automate the process of submission of Internet web page information in multiple languages to major Internet search engines. Ibhas will market the software to Internet web page owners and designers.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Accrued expenses consist of unbilled professional expenses.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Recent Accounting Pronouncements

Ibhas does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flow.

NOTE 2 - COMMON STOCK

At inception, Ibhas issued 2,500,000 shares of stock to its two founding shareholders for $2,500 cash.

NOTE 3 - COMMITMENTS

The Company began leasing its offices for $500 per month in 2002.

INTERIM FINANCIAL STATEMENTS - JUNE 30, 2002
IBHAS TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
(Unaudited)

	June 30, 2002	March 31, 2002
ASSETS	(unaudited)

Current assets
Cash	$ 180	$ 2,493

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ -	$ 2,000

STOCKHOLDERS' EQUITY:
Common stock, $.001 par value, 25,000,000 shares authorized, 2,500,000 shares issued and outstanding	2,500	2,500
Deficit accumulated deficit during the development stage	(2,320)	(2,007)
Total Stockholders' Equity	180	493
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 180	$ 2,493

See notes to interim condensed financial statements.

IBHAS TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
For the Three Months Ended June 31, 2002,
(unaudited)

	June 31, 2002	March 31, 2002
General and administrative	$ 313	$ -

Net loss	$ (313)	$ -

Net loss per share:
Net loss basic and diluted	$ (0.00)	n/a

Weighted average shares outstanding:
Basic and diluted	2,500,000	n/a

See notes to interim condensed financial statements.

IBHAS TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
For the Three Months Ended June 30,
(unaudited)

	June 30, 2002	March 31, 2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (313)	$ -
Adjustments to reconcile net deficit to cash used By operating activities:
Net change in:
Accounts payable	(2,000)	-
CASH FLOWS USED IN OPERATING ACTIVITIES	(2,313)	-

NET INCREASE (DECREASE) IN CASH	(2,313)	-
Cash, beg. of period	2,493	-
Cash, end of period	$ 180	$ -

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	-	-
Income taxes paid	-	-

See notes to interim condensed financial statements.

IBHAS TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Ibhas Technologies, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's registration statement filed with the SEC on Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year end March 31, 2002 as reported in Form SB-2, have been omitted.

INTERIM FINANCIAL STATEMENTS - SEPTEMBER 30, 2002
IBHAS TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
(Unaudited)

	Sept. 30, 2002	March 31, 2002
ASSETS	(unaudited)

Current assets
Cash	$ 107	$ 2,493

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ -	$ 2,000

STOCKHOLDERS' EQUITY:
Common stock, $.001 par value, 25,000,000 shares authorized, 2,500,000 shares issued and outstanding	2,500	2,500
Deficit accumulated deficit during the development stage	(2,393)	(2,007)
Total Stockholders' Equity	107	493
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 107	$ 2,493

See notes to interim condensed financial statements

IBHAS TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
For the Three and Six Months Ended September 30, 2002 and for the Period From
Inception (March 20, 2002) Through September 30, 2002
(unaudited)

	Three Months Ended Sept. 30, 2002	Six Months Ended Sept. 30, 2002	Inception Through Sept. 30, 2002
General and administrative	$ 73	$ 386	$ 2,393

Net loss	$ (73)	$ (386)	$ (2,393)

Net loss per share:
Net loss basic and diluted	$ (0.00)	$ (0.00)

Weighted average shares outstanding:
Basic and diluted	2,500,000	2,500,000

See notes to interim condensed financial statements

IBHAS TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
For the Six Months Ended September 30, and for the Period From
Inception (March 20, 2002) Through September 30, 2002
(unaudited)

	Six Months Ended Sept.30, 2002	Inception Through Sept. 30, 2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (386)	$ (2,393)
Adjustments to reconcile net deficit to cash used By operating activities:
Net change in:
Accounts payable	(2,000)	-
CASH FLOWS USED IN OPERATING ACTIVITIES	(2,386)	(2,393)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	-	2,500

NET INCREASE (DECREASE) IN CASH	(2,386)	107
Cash, beg. of period	2,493	-
Cash, end of period	$ 107	$ 107

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	-	-
Income taxes paid	-	-

See notes to interim condensed financial statements

IBHAS TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Ibhas Technologies, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's registration statement filed with the SEC on Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year end March 31, 2002 as reported in Form SB-2, have been omitted.

IBHAS TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

	December 31,	March 31,
	2002	2002
ASSETS	(unaudited)

Current assets
Cash	$ 90	$ 2,493

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 1,767	$ 2,000

STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $.001 par value, 25,000,000 shares authorized, 2,500,000 shares issued and outstanding	2,500	2,500
Deficit accumulated deficit during the development stage	(4,177)	(2,007)
Total Stockholders' Equity (Deficit)	(1,677)	493
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$ 90	$ 2,493

See notes to interim condensed financial statements

IBHAS TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
Three and Nine Months Ended September 30, 2002 and for the Period From
March 20, 2002 (Inception) Through December 31, 2002

(unaudited)

	Three Months Ended December 31, 2002	Nine Months Ended December 31, 2002	Inception Through December 31, 2002
General and administrative	$ 1,784	$ 2,170	$ 4,177

Net loss	$ (1,784)	$ (2,170)	$ (4,177)

Net loss per share:
Net loss basic and diluted	$ (0.00)	$ (0.00)

Weighted average shares outstanding:
Basic and diluted	2,500,000	2,500,000

See notes to interim condensed financial statements

IBHAS TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
Nine Months Ended December 31, 2002 and for the Period From
March 20, 2002 (Inception) Through December 31, 2002

(unaudited)

	Nine Months Ended December 31,	Inception Through December 31,
	2002	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (2,170)	$ (4,177)
Adjustments to reconcile net deficit to cash used By operating activities:
Net change in:
Accounts payable	(233)	1,767
CASH FLOWS USED IN OPERATING ACTIVITIES	(2,403)	(2,410)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	-	2,500

NET INCREASE (DECREASE) IN CASH	(2,403)	90
Cash, beg. of period	2,493	-
Cash, end of period	$ 90	$ 90

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	-	-
Income taxes paid	-	-

See notes to interim condensed financial statements

IBHAS TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Ibhas Technologies, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's registration statement filed with the SEC on Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year end March 31, 2002 as reported in Form SB-2, have been omitted.

Until ___________________, 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS

SUMMARY OF PROSPECTUS 5
RISK FACTORS 7
RISKS ASSOCIATED WITH OUR COMPANY 7
RISKS ASSOCIATED WITH THIS OFFERING 10
USE OF PROCEEDS 11
DETERMINATION OF OFFERING PRICE 13
DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES 13
PLAN OF DISTRIBUTION; TERMS OF THE OFFERING 15
BUSINESS 17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
   FINANCIAL CONDITION 23
MANAGEMENT 28
EXECUTIVE COMPENSATION 30
PRINCIPAL STOCKHOLDERS 31
DESCRIPTION OF SECURITIES 32
CERTAIN TRANSACTIONS 33
LITIGATION 33
EXPERTS 33
LEGAL MATTERS 33
FINANCIAL STATEMENTS F-1-F-18

IBHAS TECHNOLOGIES INC. PROSPECTUS 1,500,000 SHARES OF COMMON STOCK ______________, 2003

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1. Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

2. Article XI of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

3. Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$50.00
Accounting Fees and Expenses	$2,000.00
Legal & Consulting Fees/Expenses	$9,000.00
Blue Sky Fees/Expenses	$2,500.00
Transfer Agent Fees	$1,200.00
Miscellaneous Expenses	$250.00

TOTAL	$15,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Mohanad Shurrab 2195 Chairlift Road West Vancouver, BC, Canada V7S 2T4	March 29, 2002	1,250,000	$1,250 cash
Abdellatif Anabtawi 8-47 Tisbury Road, Hove United Kingdom BN3 3BL	March 29, 2002	1,250,000	$1,250 cash

We issued the foregoing restricted shares of common stock to Messrs. Anabtawi and Shurrab pursuant to Section 4(2) of the Securities Act of 1933. Messrs. Anabtawi and Shurrab are sophisticated investors, are officers and directors of the company, and where in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

ITEM 27. EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation K.

Exhibit No.	Document Description
* 3.1	Articles of Incorporation
* 3.2	Bylaws.
* 4.1	Specimen Stock Certificate
* 5.1	Opinion of Sutton Law Center regarding the legality of the Securities being registered.
**5.1.1	Opinion of Sutton Law Center regarding the legality of the Securities being registered.
*** 5.1.2	Opinion of Sutton Lawrence LLP regarding the legality of the Securities being registered.
**** 5.1.3	Opinion of Sutton Lawrence LLP regarding the legality of the Securities being registered.
*****5.1.4	Opinion of Sutton Lawrence LLP regarding the legality of the Securities being registered.
****** 5.1.5	Opinion of Sutton Lawrence LLP regarding the legality of the Securities being registered.
*******5.1.6	Opinion of Sutton Lawrence LLP regarding the legality of the Securities being registered.
** 23.1	Consent of Malone & Bailey, Certified Public Accountants.
**23.1.1	Consent of Malone & Bailey, Certified Public Accountants
***23.1.2	Consent of Malone & Bailey, Certified Public Accountants
**** 23.1.3	Consent of Malone &Bailey, Certified Public Accountants
****** 23.1.4	Consent of Malone &Bailey, Certified Public Accountants
*******23.1.5	Consent of Malone &Bailey, Certified Public Accountants
23.1.6	Consent of Malone & Bailey, Certified Public Accountants
* 23.2	Consent of Sutton Law Center (included in Exhibit 5.1)
**23.2.1	Consent of Sutton Law Center (included in Exhibit 5.1.1)
*** 23.2.2	Consent of Sutton Lawrence LLP (included in Exhibit 5.1.2)
**** 23.2.3	Consent of Sutton Lawrence LLP (included in Exhibit 5.1.3)
*****23.2.4	Consent of Sutton Lawrence LLP (included in Exhibit 5.1.4)
****** 23.2.5	Consent of Sutton Lawrence LLP (included in Exhibit 5.1.5)
*******23.2.6	Consent of Sutton Lawrence LLP (included in Exhibit 5.1.6)
* 99.1	Subscription Agreement.

* Previously filed as an exhibit to our Form SB-2, filed June 18, 2002.

** Previously filed as an exhibit to our Form SB-2, filed August 27, 2002

*** Previously filed as an exhibit to our Form SB-2, filed November 7, 2002

**** Previously filed as an exhibit to our Form SB-2, filed December 16, 2002

***** Previously filed as an exhibit to our Form SB_2, filed January 8, 2003

****** Previously filed as an exhibit to our Form SB-2, filed February 11, 2003

******* Previously filed as an exhibit to our Form SB-2, filed March 17, 2003

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 9th day of April, 2003.

IBHAS TECHNOLOGIES INC.

BY:   /s/ Mohanad Shurrab_______
 Mohanad Shurrab, President

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Mohanad Shurrab, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Mohanad Shurrab Mohanad Shurrab	President, Treasurer, Principal Executive Officer, Principal Accounting Officer and member of Board of Directors	April 9, 2003
/s/ Abdellatif Anabtawi Abdellatif Anabtawi	Secretary and member of Board of Directors	April 9, 2003